Exhibit 21.1
Subsidiaries of the Registrant

Listed below are the significant subsidiaries and certain other subsidiaries of the Registrant as of December 31, 2025, and the states or jurisdictions in which they are incorporated or organized. The names of other subsidiaries have been omitted from the list below, since they would not constitute, in the aggregate, a significant subsidiary as of December 31, 2025.

Significant Subsidiaries

Name of Company	Jurisdiction
Weatherford Oil Tool Middle East Limited	British Virgin Islands
Weatherford U.S., L.P.	Louisiana

Other Subsidiaries

Name of Company	Jurisdiction
Weatherford Al-Rushaid Co. Ltd.	Saudi Arabia
Weatherford Artificial Lift Systems, LLC	Delaware
Weatherford Canada Ltd.	Canada
Weatherford Industria e Comercio Ltda.	Brazil
Weatherford International de Argentina S.A.	Argentina
Weatherford International Ltd.	Bermuda
Weatherford International, LLC	Delaware
Weatherford Norge AS	Norway
Weatherford Products GmbH	Switzerland
Weatherford Energy Services Saudi Arabia Co. Ltd.	Saudi Arabia
Weatherford U.K. Limited	England
Weatherford, LLC	Russia
Weatherford Well Services L.L.C.	Qatar
Weatherford Colombia Ltd.	Colombia
Weatherford Worldwide Holdings GmbH	Switzerland
Weatherford Bin Hamoodah L.L.C.	United Arab Emirates
Weatherford Australia Pty. Ltd.	Australia
Weatherford Services, Ltd.	Bermuda
PD Oilfield Services Mexicana, S. de R.L. de C.V.	Mexico
Weatherford KSP Company Limited	Thailand
Weatherford Oilfield Services Spain, S.L.	Spain